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                                                                  Exhibit 10(b)

                                                              September 30, 1998


PERSONAL AND CONFIDENTIAL


Mr. Steven J. Kalagher
56 Abbey Road
Manhasset, NY  11030

Dear Steve:

         This letter confirms our understanding regarding certain aspects of your continued employment as President and Chief Executive Officer - The Seagram Spirits And Wine Group and as Executive Vice President of The Seagram Company Ltd. and of Joseph E. Seagram & Sons, Inc., (the "Company" or "Seagram"), subject to the terms and conditions set forth herein. This letter supersedes and replaces the prior letter between you and the Company, dated November 4, 1997.

1.       Pension

         In connection with Seagram's pension, retirement and similar plans applicable to senior executives generally in which you currently participate, the Company agrees to treat separation from employment for purposes of pension benefits in the following manner:

         (a) In the event your employment is terminated (i) by the Company at any time without cause, or (ii) by you voluntarily with the Company's consent your pension benefit will be calculated pursuant to the provisions of the Benefit Equalization Plan ("BEP") or any replacement plan, including, but not limited to the Additional Service Credit provision. Further, your total annual compensation for purposes of calculating your retirement benefit
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                  under BEP will be determined in accordance with paragraph 1(b)
                  hereof.

         (b) In the event that your employment is terminated under the conditions described in paragraph 1(a) the Company shall use the following formula for determining your annual compensation for fiscal year 1997, and each subsequent year in which you remain employed, for purposes of determining your average final compensation necessary to calculate your pension benefit pursuant to the BEP and the Executive Supplement Plan (the "ESP"), or any replacement plans. To determine such total annual compensation, the Company agrees to use the higher of
                  (a) your base salary plus your actual annual management incentive award under the Management Incentive Plan ("Bonus"), or any replacement plan or (b) your base salary plus your target Bonus, whichever is greater. As we have also agreed, your target Bonus for Fiscal Year 1999, and all future fiscal years, is equal to ninety (90) percent of your annual base salary. The Company further agrees that, for purposes of determining your average final compensation under the BEP and ESP, it will count your last year's salary and bonus twice in making such a determination.

         (c) Notwithstanding the provisions of paragraph 1(b) above, in the event your employment is terminated by the Company with cause at any time, or you leave without the Company's consent prior to December 27, 2002, your pension benefit will be calculated solely pursuant to the terms of the Pension Plan for Employees of Joseph E. Seagram & Sons, Inc. ("Qualified Plan") and the ESP, or any replacement plans; provided, however, that the determination of your total annual compensation for purposes of calculating your retirement benefit pursuant to the ESP will be in accordance with the provisions of paragraph 1(b) hereof;

         (d) In the event of your death at any time while you are actively employed the Company will pay benefits under the Qualified Plan and BEP as if you had retired on the date of your death and were qualified for a BEP benefit pursuant to paragraph 1(a) hereof or otherwise and calculated in accordance with the provisions of paragraph 1(b) hereof with respect to your BEP benefit. Accordingly, your spouse, Lynne Kalagher, will receive the two-thirds surviving spouse benefit provided by the Senior Executive Group Term Life Insurance Policy or any replacement program



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                  ("Group Term Life") which will be payable in accordance with
                  Seagram's normal practices.

         (e) In the event your employment is terminated under any other circumstances or at any other time, your pension and surviving spouse benefits will be calculated in accordance with the terms of the Qualified Plan, ESP, BEP, Group Term Life, or replacement plans, as are applicable to you based upon then actual service and age, provided, however, that the determination of total annual compensation necessary to calculate your retirement benefit under BEP or ESP will be made in accordance with paragraph 1(b) hereof.

2.       Separation Benefits

         (a) In the event your employment is terminated by the Company without cause or by you with the Company's consent, the Company will provide (i) your annual base salary, (ii) your target Bonus, and (iii) continued participation in the medical, dental and life insurance aspects of our Senior Executive Benefits Program for three (3) years after the date of termination.

         (b) In the event your employment is terminated for any other reason, severance or separation benefits, if any, will be payable in accordance with the terms of any applicable plans.


3.       Confidentiality

         You represent and agree, as appropriate, that you (i) have not disclosed and shall not disclose the terms of this Agreement to anyone, provided, however, that this shall not preclude disclosure to your counsel, financial advisor and immediate family, (ii) have instructed your counsel, financial advisor and immediate family to whom you have disclosed or may disclose the terms of this Agreement not to disclose such information to anyone, and (iii) have abided by and will continue to abide by The Seagram Company Ltd.'s policies and procedures for worldwide business conduct.

4.       General Provisions

         Except as required by any applicable law, no benefit provided herein shall in any manner be anticipated, assigned or alienated, and any attempt to do so shall be void. This Agreement shall not confer on you any right to be retained in the employ of the Company and the right of the Company to terminate your employment at will, for no reason (whether by dismissal, discharge or otherwise) at any time is specifically



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reserved. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

         If this letter accurately reflects our Agreement, please sign and return it to me. An executed original is enclosed for your records.


                                  Very truly yours,

                                  /s/ J. Borgia




READ, ACCEPTED AND AGREED


/s/ S.J. Kalagher
--------------------
Steven J. Kalagher


10/1/98
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Date


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